EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Collegiate Pacific Provides Update
•	Company Sees Q307 Preliminary Sales Up 6.5% to Approximately $63M

•	Progress Noted in Integration, IT, and Debt Repayment Activities

•	Company Discusses Attention to Improve Shareholder Values
Dallas, TX. Collegiate Pacific Inc. (AMEX — BOO) today provided an update on several areas of activity including Q307 preliminary revenue estimates, integrating its recent acquisition of Sport Supply Group, SAP and SOX readiness work, commencement of repaying its commercial debt, and attention to improve shareholder values.
Adam Blumenfeld, CEO, stated: “For the period ending March 31, 2007, preliminary un-audited sales estimates indicate revenue of approximately $63 million; about 6.5% organic growth compared to the year ago period. The Company intends to release its full fiscal Q307 earnings during the first half of May.”
Regarding operational progress, Mr. Blumenfeld noted: “The Company is progressing nicely along its plans to consolidate the marketing, manufacturing and distribution assets of its catalog divisions. We believe we are on track to begin FY08 (July 1, 2007) with our cataloging divisions properly migrated onto the SAP operating platform, which Sport Supply Group has been using productively since 1999. We remain on pace with our Sarbanes-Oxley testing and look forward to the completion of the process. We have re-organized certain divisions within our DOKS road sales platform and consolidated a number of administrative functions. These projects, among others, are demanding significant amounts of time and money during FY07. While we anticipate a continuation of integration-related activities in the future as we aim to optimize the platform, we are happy with our progress to date in these critical categories.”
“The Company is also pleased to begin the repayment of its commercial bank debt in a meaningful way during the next few weeks. Since completing our new $55 million credit facility in November 2006, the Company to date has repaid $3.6 Million. Over the next few weeks we intend to use strong cash flows created during the first part of this spring season to pay down an additional $2.5 million or greater in bank term debt. Currently the Company has more than adequate flexibility under its line, with availability of about $17 million. Repayment of debt, an increase in cash flow and substantially higher operating profits are the top priorities of this management team going forward. As mentioned in prior periods, this effort will include a heightened emphasis on the reduction of operating expenses, improving gross margins, and a disciplined approach to profitable sales growth.”
With respect to recent volatility in the Company’s shares, Mr. Blumenfeld stated: “While we are not happy with recent share price levels, the board of directors remains committed to reviewing and considering all available options to improve shareholder value and allow for a fair reflection of the Company’s franchise value in the marketplace.”
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, the ability to successfully complete integration related activities, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Contact:
Collegiate Pacific Inc., Dallas
Adam Blumenfeld, 972-243-8100